CURATIVE HEALTH SERVICES, INC.
                             Corporate Headquarters
                                150 Motor Parkway
                               Hauppauge, NY 11788




                                                          April 27, 1999

To Holders of the Common Stock of CURATIVE HEALTH SERVICES, INC.


NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


        The 1999 Annual Meeting of Stockholders of Curative Health Services, Inc. will be held on Wednesday, May 26, 1999 at 10:00 a.m., New York time, at the Company's corporate offices located at 150 Motor Parkway, Hauppauge, New York 11788, for the following purposes:

         1. To nominate and elect seven (7) directors for terms expiring at the 2000 Annual Meeting of Stockholders;

         2. To transact such other business as may properly be brought before the Meeting.

        It is important that your stock be represented at the Meeting regardless of the number of shares that you hold. Whether or not you plan to attend the Meeting in person, please complete, sign and date the enclosed proxy and return it promptly in the accompanying postage-paid envelope.

                                              By Order of the Board of Directors


                                              /s/  John C. Prior
                                              ------------------
                                                   JOHN C. PRIOR
                                                   Secretary

                                 PROXY STATEMENT

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Curative Health Services, Inc. (the "Company"), for use at the Annual Meeting of Stockholders (the "Meeting") to be held Wednesday, May 26, 1999, at 10:00 a.m., New York time, at the Company's corporate offices located at 150 Motor Parkway, Hauppauge, New York 11788, and any adjournment thereof, for the purposes set forth in the Notice of Meeting. The shares represented by proxies in the form solicited will be voted in the manner indicated by a stockholder. In the absence of instructions, the proxies will be voted for the election of the nominees named in this Proxy Statement and for the management proposals discussed herein and in accordance with the judgment of the persons named in the proxy as to any other matters that properly come before the meeting.

        The mailing address of the executive office of the Company is 150 Motor Parkway, Hauppauge, New York 11788. This Proxy Statement and the enclosed proxy are being furnished to stockholders of the Company on or about April 27, 1999.

        Returning your completed proxy will not prevent you from voting in person at the Meeting should you be present and wish to do so. You may revoke your proxy any time before the exercise thereof by written notice to the Secretary of the Company, by the return of a new proxy to the Company, or by voting in person at the Meeting. Shares voted as abstentions on any matter (or a "withhold vote for" as to directors) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the shareholder has abstained. If a broker submits a proxy which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Meeting, but will not be considered as present and entitled to vote with respect to such matters.

        Stockholders of record at the close of business on April 8, 1999 are entitled to notice of and to vote at the Meeting. The issued and outstanding capital stock of the Company entitled to vote as of April 8, 1999 consisted of 10,088,510 shares of common stock, $.01 par value per share (the "Common Stock"). Each issued and outstanding share of Common Stock is entitled to one vote.

        A copy of the Company's Annual Report for the year ended December 31, 1998 is being furnished to each stockholder with this Proxy Statement.

                                   PROPOSAL #1
                              ELECTION OF DIRECTORS

        Section 3.02 of the Company's By-laws provides that the number of members of the Board of Directors shall be six or such other number as shall be determined from time to time by resolution of the Board of Directors or the stockholders. The Board of Directors has by resolution set the number of directors at seven.

        The Company's By-laws provide that nominations of persons for election as directors are to be made at a meeting of stockholders called for that purpose, whether at the direction of the Board of Directors or by a stockholder as provided in the By-laws. Seven directors are to be elected at the Meeting, each to hold office until the next Annual Meeting of Stockholders and until his successor is elected and qualified. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and eligible to vote at the Meeting is required to elect a nominee as director. The persons named in the accompanying proxy will vote for the election of the nominees described herein, unless authority to vote is withheld. The Board of Directors has been informed that each of the nominees has consented to being named as a nominee and is willing to serve as a director if elected; however, if any nominee should decline or become unable to serve as a director for any reason, the proxy may be voted for such other person as the proxies shall, in their discretion, determine.

        The following table lists the persons to be nominated for election as directors and their offices in the Company, if any:

     Name                        Position

     John Vakoutis               President and Chief Executive Officer; Director
     Gerardo Canet               Director
     Daniel A. Gregorie, MD      Director
     Lawrence Hoff               Director
     Timothy I. Maudlin          Director
     Gerard Moufflet             Director
     Lawrence J. Stuesser, Jr.   Chairman of the Board and Director

        Set forth below is certain information about each nominee for director of the Company, including each such person's name, age and principal occupations for the last five years.

        John Vakoutis, 51, has served as President and Chief Executive Officer of the Company since April 1995 and director of the Company since November 1994. Mr. Vakoutis joined the Company in November 1994 as an Executive Vice President and President, Wound Care business. Prior to joining the Company, Mr. Vakoutis spent ten years at Critical Care America ("CCA"), a New York Stock Exchange listed home infusion therapy company. In his role as Senior Vice President and Chief Operating Officer of CCA, Mr. Vakoutis was responsible for re-engineering product delivery methods and developing strategic partnerships with hospitals and physician groups.

        Gerardo Canet, 53, has been a director of the Company since July 1991. Since February 1994, Mr. Canet has served as President and Chief Executive Officer and a director of IntegraMed America, Inc., a publicly traded health services concern. From November 1993 until his resignation from the Company in January 1994, Mr. Canet served as Executive Vice President and President, Wound Care business. Previously, he served as Senior Vice President and President, Wound Care Center(R) Division of the Company since April 1989 and as Secretary since December 1990. For 10 years prior to joining the Company, Mr. Canet served as Executive Vice President, Chief Operating Officer and a director of Kimberly Quality Care, Inc., and as President and Chief Executive Officer of Quality Care, Inc., a predecessor of Kimberly Quality Care, Inc., a provider of home health care services.

        Daniel A. Gregorie, MD, 49, has been a director of the Company since October 1996. Since October 1997 he has been an independent health care consultant. From June 1989 to October 1997, Dr. Gregorie served as President and Chief Executive Officer of ChoiceCare Corporation, a public company in the HMO and managed care business. In 1996, Dr. Gregorie became a director of ChoiceCare and in 1997 served as Chairman until October 1997. From 1988 to 1989 Dr. Gregorie was President of Physician Management Services, Inc. of Hartford, Connecticut. Dr. Gregorie served as President, Chief Executive Officer and Regional Medical Director of Northeast Permanente Medical Group of Hartford, Connecticut from 1982 to 1988 and Vice President and Associate Regional Medical Director of Capital Area Permanente Medical Group of Washington, D.C. from 1980 to 1982.

        Lawrence Hoff, 70, has been a director of the Company since September 1990. Mr. Hoff was President and Chief Operating Officer of Upjohn Company until his retirement in January 1990. Mr. Hoff who was employed at Upjohn for 39 years, became its President in 1984, Vice President and General Manager of the Domestic Pharmaceutical Operations in 1974 and served as a director from 1973 until Upjohn's merger with Pharmacia in 1995. Mr. Hoff is also a director of MedImmune, Inc. Mr. Hoff currently serves in various capacities in charitable organizations and was Chairman of the Pharmaceutical Manufacturers Association in 1987.

        Timothy I. Maudlin, 48, has been a director of the Company since 1984, and served as Secretary of the Company from November 1984 to December 1990. Mr. Maudlin served as President of the Company from October 1985 through December 1986. Mr. Maudlin has been the Managing General Partner of Medical Innovation Partners, a venture capital firm, since 1988 and since 1982 he has been an officer of the affiliated management company of Medical Innovation Partners.

        Gerard Moufflet, 55, has been a director of the Company since November 1989. Since 1989, Mr. Moufflet has served as Senior Vice President of Advent International Corporation, a venture capital firm. Prior to joining Advent, Mr. Moufflet served as Corporate Vice President in charge of various Baxter International European operations and spent 17 years in marketing, financial and general management positions with that company's European businesses. Mr. Moufflet is also a director of Transcend Therapeutics, Inc.

        Lawrence J. Stuesser, Jr., 57, has been a director of the Company since May 1993 and has served as Chairman of the Board since July 1995. Since June 1996 Mr. Stuesser has served as President and Chief Executive Officer of Computer People, Inc. From August 1993 to May 1996 he was a private investor and independent business consultant. Mr. Stuesser served as Chairman and Chief Executive Officer of Kimberly Quality Care, Inc., a provider of home health care services, from January 1991 to July 1993. Prior to that he was the Chief Executive Officer of that company since its formation in September 1987. Mr. Stuesser is also a director of IntegraMed America, Inc., American Retirement Corporation and Delphi Group plc.

Committees of the Board of Directors

        The Board of Directors has established an Audit Committee, a Compensation and Stock Option Committee, an Executive Committee, a Nominating Committee, and a Regulatory Committee. The Audit Committee consists solely of outside directors, and its members during the fiscal year ended December 31, 1998 ("Fiscal 1998") were Messrs. Canet (as Chairman) and Moufflet. The Audit Committee generally reviews the scope of the audit with the independent public auditors and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The members of the Compensation and Stock Option Committee during Fiscal 1998 were Dr. Gregorie (as Chairman), Messrs. Hoff and Moufflet. All the members of the Compensation and Stock Option Committee, are "non-employee directors" (as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended). The Compensation and Stock Option Committee reviews and approves the compensation, including bonuses and benefits, of the executive officers of the Company and makes all determinations regarding the administration of the Company's Stock Option Plan including determining persons to whom options shall be awarded, the number and purchase price of the shares covered by each option and all other terms and conditions of the Option award. The members of the Executive Committee during 1998 were Messrs. Stuesser (Chairman), Maudlin and Vakoutis. The Executive Committee was formed to review and advise the Board on strategic initiatives including, without limitation, equity investments, mergers, acquisitions and other business ventures. The members of the Regulatory Committee during Fiscal 1998 were Mr. Hoff (as Chairman) and Dr. Gregorie. The Regulatory Committee was formed to review and advise the Board on regulatory and clinical issues. The members of the Nominating Committee are Messrs. Stuesser (as Chairman) and Vakoutis. The Nominating Committee will consider nominees for director recommended by stockholders. In order to have nominees considered, stockholders must provide the Nominating Committee with written notice of such proposal not later than 60 days following the end of the fiscal year to which the next annual meeting of stockholders relates, together with such nominee's name, age, address, principal occupations for the preceding 10 years, and a brief statement in support of such nominee. The Nominating Committee is under no obligation to accept a nominee proposed by a stockholder pursuant to the foregoing procedure. All nominations ultimately made by the Nominating Committee are in such committee's sole discretion. In the alternative, a stockholder may nominate persons for election as directors by following the procedures set forth in the Company's By-laws.

        During Fiscal 1998 the Board of Directors met six times; the Compensation and Stock Option Committee met three times; the Audit Committee met two times; and the Nominating Committee, Regulatory Committee and Executive Committee each met once. Each director attended at least 75% of all meetings of the Board and applicable committees held during Fiscal 1998.

 Compensation of Directors

        In 1998 each non-employee director was paid an annual retainer of $12,000, $1,000 for each Board meeting attended, $350 for each Board meeting participated in by means of conference telephone, and reimbursement for expenses. Additionally, non-employee directors received an annual retainer of $1,500 for serving on each Committee except the chairman of the Compensation and Stock Option Committee for which a retainer fee of $2,500 is paid and the Nominating Committee for which no fee is paid. Non-employee directors also received a fee of $500 for each Committee meeting, except for meetings held on the same date as a Board meeting. In addition, in consideration for his service as Chairman of the Board, Mr. Stuesser was paid $48,000 in lieu of the annual retainer, committee or meeting fees.

        In 1993, the Company established a Director Share Purchase Program (the "Program") to encourage ownership of its common stock by its directors. Under the program, each non-employee director can elect to forego receipt of annual retainer and meeting fees in cash and, in lieu thereof, receive shares of Common Stock having a market value at the date of issuance equal to the cash payment.

        In 1995, the Company established a Non-Employee Director Stock Option Plan (the "Plan"). The purpose of the Plan is to promote the success of the Company by attracting and retaining non-employee directors by supplementing their cash compensation and providing a means for such directors to increase their holdings of common stock. The Company believes it is important that the interest of the directors be aligned with those of its shareholders and that the Plan strengthens that link. The Plan provides for an automatic initial of options to purchase 10,000 shares of common stock, at market value on date of grant, to a non-employee director upon his or her initial election as a member of the Board. Further, the Plan provides for the automatic grant of an option to purchase 5,000 shares of common stock, at market value on date of grant, each time a non-employee director is re-elected as a member of the Board. Upon their re-election to the Board in May 1998, the non-employee members of the Board of Directors were each granted options to purchase 5,000 shares of common stock at $27.50 per share.

                               EXECUTIVE OFFICERS

        Set forth below is certain information about each executive officer of the Company who is not a director of the Company, including name, age and principal occupations during the past five years. All of the executive officers of the Company are elected by the Board of Directors to serve until the next Annual Meeting of the Board of Directors or until their successors are elected and qualified.

        Carol Gleber, 47, has served as Chief Operating Officer since August 1996 and Senior Vice President, Operations since February 1994. From 1989 to 1994 she served as Regional Vice President for the Southwest Region. Ms. Gleber served as a consultant to the Company from 1987 to 1989 prior to joining the Company. From 1983 to 1987, Ms. Gleber served as Vice President of VHAE Consulting Services and was responsible for the National Strategy Practice which provided services to VHA hospitals and physicians in diversification activities, including but not limited to HMO/PPO's, Ambulatory and Outpatient Services.

        Howard Jones, Ph.D., 62, has served as Senior Vice President of Technical Services since August 1995. From November 1993 to August 1995 Dr. Jones served as Executive Vice President and President, Research and Development. Dr. Jones served as a director of the Company from November 1993 to May 1996. Prior to joining the Company, Dr. Jones served as Senior Vice President of Drug Development at Cypros Pharmaceutical Corporation since May 1991, and prior to that as Vice President at Amylin Pharmaceuticals, Inc., since May 1989. From 1984 to 1989, Dr. Jones served as a Senior Director of research and administration for Bristol-Myers Squibb Products Division.

        John C. Prior, 45, has served as Senior Vice President, Finance and Chief Financial Officer since August 1995. From February 1991 to August 1995 Mr. Prior served as Vice President of Finance and has been Secretary since October 1993. From July 1987 to February 1991 he served as Controller of the Company. From 1979 to 1987, Mr. Prior held a variety of positions in the Health Care Auditing/Consulting Group of KPMG Peat Marwick and was promoted to Senior Manager in 1984.

        Gary Jensen, 57, has served as Vice President Central Region since February 1995, and prior to that as Regional Vice President, Southeast Region since 1987. From 1985 to 1987, Mr. Jensen served as President, Jensen & Associates, a health management company. In that capacity, Mr. Jensen provided management consultation regarding behavioral medicine, as well as discussions regarding mergers, acquisitions, facility development and operations.

        William C. Tella, 41, has served as Vice President of Corporate Development and Communications since December 1995. From October 1993 to 1995, he served as Vice President of Sales and Marketing. Mr. Tella held the position, Director of Marketing from November 1987 to 1993. Prior to joining the Company, Mr. Tella spent three years at Pharmacia Deltec, Inc. ("PDI"), a medical device company. In his role as Senior Marketing Director at PDI, Mr. Tella was responsible for product design and development of home infusion technology.


        Robert Heisler, 53, has served as Vice President Northeast Region since January 1992. From December 1989 until 1991 he served as the Company's first Director of Sales. Prior to joining the Company Mr. Heisler was the General Manager of Execumed, LTD, a New York based Corporate Health services company; from 1981-1986 Mr. Heisler held Corporate Marketing and regional management positions with Quality Care and Kimberly Quality Care in the home health industry.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table summarizes the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and each of the other executive officers of the Company whose salary and bonus earned in Fiscal 1998 exceeded $100,000 (the "named executive officers").


==============================================================================================

                                                                       Long Term
                                      Annual Compensation              Compensation

                                                            Other      Securities    All
Name and Principal                                          Annual     Underlying    Other
Position                   Year     Salary     Bonus        Comp.      Options       Comp.
                                     ($)      ($) (1)      ($) (2)       (#)        ($) (3)

==============================================================================================

==============================================================================================

 John Vakoutis             1998     285,012    217,554        -          18,500      3,200
    President & Chief      1997     266,734    282,293        -         260,000      3,200
    Executive Officer      1996     235,000    284,860        -          55,000      3,525

Carol Gleber               1998     225,000    145,827        -           7,500      3,200
    Sr. Vice President     1997     188,366    169,611        -         110,000      3,200
    and Chief Operating    1996     163,926    157,770        -          17,000      2,308
    Officer

John C. Prior              1998     185,000    121,827        -           7,500      3,200
    Sr. Vice President     1997     161,423    153,751        -          67,500      3,200
    of Finance and         1996     146,000    171,770        -          17,500      2,100
    Chief Financial Officer

Howard Jones               1998     190,500    102,870        -           7,500      3,200
    Sr. Vice President     1997     195,175    110,556        -           5,500      3,200
    Technical Services     1996     200,700    173,498        -          12,500      2,858

William C. Tella(4)        1998     136,895     72,508        -           3,500      3,200
    Vice President         1997     123,452     66,496        -           2,500      2,469
    Corporate Development
    and Communication

(1) Represents amounts awarded under the Company's Incentive Compensation Plan for the fiscal year indicated. All such awards are actually paid in the fiscal year immediately following the year for which the award is made.
(2) Amounts paid did not exceed the lesser of $50,000 or ten percent (10%)of salary and bonus for any of the named individuals.
(3)   Represents company matching contributions to 401k Plan.
(4)   Mr. Tella became an executive officer of the Company in December 1997.

         Stock Option Tables

        The following tables summarize stock option grants and exercises during Fiscal 1998 to or by the named executive officers, and the value of the options held by such persons at the end of Fiscal 1998.


                          Option Grants in Fiscal 1998
==============================================================================================
                                                                     Potential Realizable Value
                                                                     at Assumed Annual Rates
                                                                     of Stock Price Appreciation
                  Individual Grants                                  for Option Term
================================================================================================
                               % of
                  Number of    Total
                  Securities   Options
                  Underlying   Granted to
                  Options      Employees     Exercise
                  Granted      in Fiscal     Price     Expiration
 Name             (#) (1)      Year          ($/Sh)    Date            5% ($)        10% ($)

===============================================================================================
John Vakoutis      18,500         8.4%     $ 29.5625   6/11/2008   $   344,551   $   869,581

Carol Gleber        7,500         3.4%       29.5625   6/11/2008       139,683       352,533

John C. Prior       7,500         3.4%       29.5625   6/11/2008       139,683       352,533

Howard Jones        7,500         3.4%       29.5625   6/11/2008       139,683       352,533

William C. Tella    3,500         1.6%       29.5625   6/11/2008        65,185       164,515



(1) The options are exercisable beginning one year from the date of grant with respect to one-third of the shares and thereafter become exercisable with respect to the balance of the shares in equal installments on the last day of each of the eight successive three month periods following the initial exercisability date.

                         OPTION EXERCISES IN FISCAL 1998
                                       AND
                           VALUE AT END OF FISCAL 1998

==============================================================================================

                                       Number of Securities
                                       Underlying Unexercised     Value of Unexercised
                Shares                 Options at                 In-the Money Options at
                Acquired on  Value     Fiscal Year End (#)        Fiscal Year End ($)
                Exercise     Realized
Name            (#)          ($)       Exercisable/Unexercisable  Exercisable/Unexercisable (1)
==============================================================================================

John Vakoutis     35,000   $ 1,160,635     117,492 / 323,508       $ 2,419,153  /$ 2,242,128

Carol Gleber       3,000        94,125      25,972 / 121,878           329,129  /  551,246

John C. Prior     39,250     1,185,588      26,331 / 79,919            444,415  /  414,085

Howard Jones           -             -      44,249 / 11,877            996,308  /  64,130

William C. Tella       -             -      22,266 /  9,184            490,637  /  130,376

==============================================================================================

(1) Calculation is based on the difference between the closing price of the Common Stock on December 31, 1998 and the exercise price of the options for each optionee.

Employment and Other Agreements

        On October 26, 1994 the Company entered into an employment agreement with Mr. Vakoutis which was amended as of April 17, 1995 and September 1, 1997. Under the employment agreement, as amended, Mr. Vakoutis receives an annual salary of $285,000 and is entitled to participate in any incentive compensation programs in effect from time to time for executives of the Company. The salary under the employment agreement is subject to annual review and increase by the Compensation Committee. The employment agreement has an initial term of one year and renews automatically for additional one year periods unless notice of termination is given at least three months prior to renewal. The Company may terminate the employment agreement at any time with or without cause upon 30 days' prior written notice to Mr. Vakoutis, and Mr. Vakoutis may terminate the employment agreement upon 30 days' prior written notice to the Company. In the event the Company terminates the employment agreement without cause prior to a change of control (defined below), Mr. Vakoutis will be entitled to receive a lump sum severance payment equal to two times Mr. Vakoutis' then current base salary plus the arithmetic average of payments made to Mr. Vakoutis pursuant to the Company's Executive Bonus Compensation Program with respect to the three years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's Common Stock Option Plan, any unvested stock option awards that would have vested during the twelve month period following the date of termination shall vest and become immediately exercisable in full. If the employment agreement is terminated (or not renewed) by the Company without cause or by Mr. Vakoutis for good reason during the twelve month period immediately following a change in control (or is terminated or not renewed prior to a change in control at the request or insistence of any person in connection with a change in control), Mr. Vakoutis shall be entitled to a lump sum severance payment equal to the sum of the base salary which would otherwise have been payable for the remainder of the then current term plus an amount equal to the product of two times the sum of the then current annual base pay plus the arithmetic average of payments made to Mr. Vakoutis pursuant to the Company's Executive Bonus Compensation Program with respect to the three fiscal years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's Stock Option Plan, any unvested stock option awards shall vest and become immediately exercisable in full. The employment agreement also restricts Mr. Vakoutis from competing with the Company under certain circumstances during his employment with the Company and for a period of two years thereafter.

        On October 21, 1993 the Company entered into an employment agreement with Dr. Jones pursuant to which Dr. Jones agreed to serve as Executive Vice President of Research and Development of the Company. Under the employment agreement, Dr. Jones initially received an annual salary of $185,000, and is entitled to participate in any incentive compensation program in effect from time to time for executives of the Company with a minimum bonus of $40,000 in 1994. The salary under the employment agreement is subject to annual review and increase by the Compensation Committee. The employment agreement had an initial term through December 1, 1994 and has since been automatically renewed for a subsequent one year term. The Company may terminate the employment agreement at any time with or without cause upon 30 days' prior written notice to Dr. Jones. Dr. Jones may terminate the employment agreement at any time upon 90 days' prior written notice to the Company. In the event the Company terminates the employment agreement without cause, Dr. Jones will be entitled to receive severance payments equal to Dr. Jones' monthly base salary at termination for a period of nine months after termination of the employment agreement. The employment agreement grants to Dr. Jones certain stock options and payment of moving and temporary living expenses. The employment agreement also restricts Dr. Jones from competing with the Company under certain circumstances during his employment with the Company and for a period of two years thereafter.

        On July 6, 1987, the Company entered into an employment agreement with Mr. Prior pursuant to which Mr. Prior agreed to serve as Controller of the Company. The employment agreement had an initial term through June 30, 1988 and has since been automatically renewed for subsequent one year terms. Mr. Prior was promoted to Vice President, Finance and Chief Financial Officer in February 1991. On September 1, 1997, the Company entered into an amended and restated employment agreement with Mr. Prior. Under the employment agreement, Mr. Prior receives an annual base salary of $175,000 and is entitled to participate in any incentive compensation program in effect from time to time for executives of the Company. The salary under the employment agreement is subject to annual review and increase by the Compensation Committee. The employment agreement has an initial term of one year and renews automatically for additional one year periods unless notice of termination is given at least three months prior to renewal. The Company may terminate the employment agreement at any time with or without cause upon 30 days' prior written notice to Mr. Prior, and Mr. Prior may terminate the employment agreement at any time upon 30 days' prior written notice to the Company. In the event the Company terminates the employment agreement without cause prior to a change of control (defined below) or elect not to renew, Mr. Prior will be entitled to receive a lump sum severance payment equal to Mr. Prior's then current base salary plus the arithmetic average of payments made to Mr. Prior pursuant to the Company's Executive Bonus Compensation Program with respect to the three years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's Stock Option Plan, any unvested stock option awards that would have vested during the twelve month period following the date of termination shall vest and become immediately exercisable in full. If the employment agreement is terminated (or not renewed) by the Company without cause or by Mr. Prior for good reason during the twelve month period immediately following a change in control (or is terminated or not renewed prior to a change in control at the request or insistence of any person in connection with a change in control), Mr. Prior shall be entitled to a lump sum severance payment equal to the product of two times the sum of the then current annual base salary plus the arithmetic average of payments made to Mr. Prior pursuant to the Company's Executive Bonus Compensation Program with respect to the three fiscal years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's Stock Option Plan, any unvested stock option awards shall vest and become immediately exercisable in full. The employment agreement also restricts Mr. Prior from competing with the Company under certain circumstances during his employment with the Company and for a period of two years thereafter.

        On August 1, 1989, the Company entered into an employment agreement with Ms. Gleber, pursuant to which Ms. Gleber agreed to serve as Regional Vice President of the Company. Ms. Gleber was promoted to Senior Vice President, Wound Care Business in February 1994. On September 1, 1997, the Company entered into an amended and restated employment agreement with Ms. Gleber. Under the employment agreement, Ms. Gleber initially received an annual salary of $210,000 and is entitled to participate in any incentive compensation program in effect from time to time for executives of the Company. The salary under the employment agreement is subject to annual review and increase by the Compensation Committee. The employment agreement has an initial term of one year and renews automatically for additional one year periods unless notice of termination is given at least three months prior to renewal. The Company may terminate the employment agreement at any time with or without cause upon 30 days' prior written notice to Ms. Gleber, and Ms. Gleber may terminate the employment agreement at any time upon 30 days' prior written notice to the Company. In the event the Company terminates the employment agreement without cause prior to a change of control (defined below) or elects not to renew, Ms. Gleber will be entitled to receive a lump sum severance payment equal to Ms. Gleber's then current base salary plus the arithmetic average of payments made to Ms. Gleber pursuant to the Company's Executive Bonus Compensation Program with respect to the three years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's Stock Option Plan, any unvested stock option awards that would have vested during the twelve month period following the date of termination shall vest and become immediately exercisable in full. If the employment agreement is terminated (or not renewed) by the Company without cause or by Ms. Gleber for good reason during the twelve month period immediately following a change in control (or is terminated or not renewed prior to a change in control at the request or insistence of any person in connection with a change in control), Ms. Gleber shall be entitled to a lump sum severance payment equal to the product of two times the sum of the then current annual base salary plus the arithmetic average of payments made to Ms. Gleber pursuant to the Company's Executive Bonus Compensation Program with respect to the three fiscal years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's Stock Option Plan any unvested stock option awards shall vest and become immediately exercisable in full. The employment agreement also restricts Ms. Gleber from competing with the Company under certain circumstances during his employment with the Company and for a period of two years thereafter.

        On November 17, 1987, the Company entered into an employment agreement with Mr. Tella, pursuant to which Mr. Tella agreed to serve as Director of Marketing of the Company. The employment agreement may be terminated at any time by the Company upon 120 days' prior written notice or by Mr. Tella on 90 days' prior written notice. Under the employment agreement, Mr. Tella initially received an annual salary of $65,000 and is entitled to participate in any incentive compensation program in effect from time to time for executives of the Company. The salary under the employment agreement is subject to annual review and increase by the Compensation Committee. Also under the employment agreement, Mr. Tella received an option to purchase shares of the Company's Common Stock. In December 1995, Mr. Tella was promoted to Vice President of Corporate Development and Communications. On December 17, 1997, the Company entered into an amendment to its employment agreement with Mr. Tella pursuant to which if the Company terminates Mr. Tella's employment without cause, Mr. Tella is entitled to receive his then current base salary prorated on a monthly basis for the nine month period immediately following date of termination. The amended employment agreement also restricts Mr. Tella from competing with the Company under certain circumstances during his employment with the Company and for a period of two years thereafter.

        In August 1995, the outstanding options held by the executive officers of the Company were amended to provide for the acceleration of vesting of the options upon a change in control of the Company. For the purpose of these amendments, the term "change in control" includes a sale of substantially all of the Company's assets; the acquisition by a person or group of beneficial ownership of 51% or more of the outstanding Common Stock or the commencement of a tender offer for such an acquisition; a merger in which the shareholders of the Company receive shares of another company; a reorganization, merger or other transaction resulting in the consolidation of the Company with another company for federal income tax purposes; a change in the members of the Board of Directors such that a majority of the Board of Directors was not recommended by the Board of Directors for election by the stockholder; and any other transaction in which there is a sufficient change in the share ownership of the Company to change the effective control of the Company.

                                PERFORMANCE GRAPH

        The graph below compares the cumulative total return on the Company's Common Stock during the five year period ended December 31, 1998 with the cumulative total return of the Nasdaq Composite Index and the Nasdaq Health Services Index (assuming the investment of $100 in each vehicle on January 1, 1994 and reinvestment of all dividends).

                      COMPARISON OF CUMULATIVE TOTAL RETURN
         NASDAQ US STOCKS, CURATIVE COMMON & NASDAQ HEALTH SERVICES INDICES


               Curative Health           NASDAQ                  NASDAQ
               Services, Inc.            U.S. Stocks             Health Services

1993           $100.000                  $100.000                $100.000
1994             62.791                    94.873                  97.685
1995            265.116                   134.184                 123.923
1996            515.116                   165.007                 123.724
1997            565.116                   202.436                 126.089
1998            623.256                   284.573                 108.125


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation and Stock Option Committee of the Board of Directors (the "Committee") is responsible for reviewing the performance of the Company's executive officers and establishing their compensation, including base salary, bonus incentive compensation and other benefits, if any as well as grants to executive officers and other employees long-term compensation incentives in the form of stock options pursuant to the Curative Health Services, Inc. 1991 Stock Option Plan, as amended. The Committee also makes recommendations as to compensation policies for the overall Company. The Committee is composed of three independent, non-employee directors. The key objectives of the Committee in administering executive compensation are the following:

                  Aligning the economic interests of executive officers with both the short-and long-term interests of stockholders.

                  Motivating executive officers to undertake strategic business initiatives and rewarding them accordingly.

                  Attracting and retaining key executive officers who will contribute to the long-term success of the Company.

        At present, there are three main components of compensation for executive officers: base salary, short-term incentive compensation in the form of annual bonuses and long-term incentive compensation in the form of stock options.

        In 1997, the Committee retained an outside compensation consultant to conduct a Strategic Compensation Review of the Company's four senior executive officers including the President and Chief Executive Officer, Senior Vice President and Chief Operating Officer, Senior Vice President of Finance and Chief Financial Officer and Senior Vice President of Technical Services. The review encompassed base salary, annual incentive compensation and long-term incentive compensation. The review included discussions with selected senior management executives and members of the Committee and an analysis of competitive compensation data for senior executives compiled from a 15 company peer group. As a result of the 1997 review the Committee adjusted base salaries and stock option grants in September 1997 for certain executives including the President and Chief Executive Officer. In establishing the 1998 compensation, the Committee referred to the 1997 Strategic Compensation Review.

Base Salary

        The Committee sets base salaries for executive officers (including the President and Chief Executive Officer) with reference to the specific responsibilities of the executive officer, his or her experience in the industry, and other competitive factors. The Committee reviews each executive officer's base salary annually and makes appropriate adjustments depending upon industry trends in executive salaries, Company financial and operating performance, and such individual's performance and contribution to the Company's growth and success. Based upon these factors, the Committee increased the base salaries of the Company's executive officers (other than the President and Chief Executive Officer) for the year ended December 31, 1998 by an average of approximately 5.6 percent over their base salaries for the prior year.

        The base salary for Mr. Vakoutis who served as President and Chief Executive Officer, was not increased for the year ended December 31, 1998. Mr. Vakoutis' base salary was previously adjusted to $ 285,000 effective September 1, 1997 based on the results of the 1997 Strategic Compensation Review.

Bonus Incentive Compensation

        The executive officers of the Company (including the President and Chief Executive Officer) participate in the Company's Annual Incentive Compensation Program, pursuant to which each executive officer is eligible to earn a cash bonus for each fiscal year of the Company equal to a predetermined percentage of such officer's base salary, as a function of the Company's achievement of operating earnings goals and certain other milestones. Furthermore, a predetermined weighting of the earnings goals and certain milestones is set for each officer. Additionally, the executive officers (except the Vice President of Wound Care Business Unit) are eligible to participate in an earnings over-achievement incentive.

        At the beginning of each fiscal year of the Company, the Board of Directors approves earnings goals for the Company for such year, and a matrix containing pre-determined percentages of the executive officers' base salary that will be paid in the form of a cash bonus if the Company achieves these targeted goals is approved by the Committee. The percentages increase as the earnings goals exceed established levels. In addition, at the beginning of each fiscal year the Committee establishes certain operational milestones for the Company related to revenue growth, the achievement of healing outcomes of patients treated at the wound care programs, the opening of specified numbers of Wound Care programs, other meaningful corporate goals which the Company might expect to accomplish in such fiscal year and an individual milestone for each officer. The Committee also establishes a specified percentage of the executive officers' base salaries that will be paid in relation to the achievement of each milestone. The earnings goals and the special milestones established by the Committee will permit the executive officers, except the President and Chief Executive Officer, to earn up to 60 percent of their base salary in the form of a cash bonus. Additionally, the executive officers, except the Vice President of the Central Region and Northeast Region, participate in an earnings over-achievement incentive pursuant to which each executive officer is entitled to earn a cash bonus equal to a predetermined percent of operating earnings in excess of established operating earnings goals. The executive officers' actual bonuses are awarded and paid in the following fiscal year once the Company's financial results and milestone achievements for the prior fiscal year have been finally determined.

        For fiscal 1998, the Company exceeded operating earnings expectations and as a result, the officers of the Company earned the maximum payout potential operating earnings portion of the program. The executive officers, except the President and Chief Executive Officer, on average were awarded 57 percent of their base salary in the form of cash bonus compensation related to the operating earnings and milestone achievements for fiscal 1998. Approximately 30 percent related to the achievement of operating earnings goals and 27 percent related to the accomplishment of special milestones. Additionally, the executive officers, except the President and Chief Executive Officer and the Vice Presidents of the Central Region and Northeast Region, on average earned $6,429 related to earnings over-achievement incentive.

        The revenue and earnings goals and special milestones described above permit Mr. Vakoutis, President and Chief Executive Officer, to earn up to 70 percent of his base salary in the form of cash bonus. Additionally, Mr. Vakoutis' participation in the operating earnings over-achievement incentive entitles him to earn an amount equal to four percent of operating earnings in excess of established operating earnings goals. Mr. Vakoutis earned the maximum payout of 70 percent of his base salary. Approximately 42 percent related to the achievement of operating earnings goals and 28 percent related to the successful accomplishment of special milestone enumerated above. Mr. Vakoutis earned an additional $18,046 related to operating earnings over-achievement incentive.

Stock Options

        In 1996, the Company established a Long-Term Incentive Compensation Program (the "Program") for granting stock options pursuant to the Company's 1991 Stock Option Plan. Such options are granted with a view toward attracting and retaining executive officers and other employees by giving such persons a stake in the long-term success of the Company. Stock option grants are made for an annual performance cycle. The number of shares for an annual grant is determined by the ratio of the average of the month end market price per share to a percentage of the base salary or average base salary for each executive officer. The exercise price for each annual grant is the market price per share at the close of business on the date grants are approved by the Stock Option Committee. In fiscal 1997, the executive officers, excluding the President and Chief Executive Officer, were awarded on average individual stock option grants equal to the ratio of an average market price of $28.60 to 63 percent of base salary. The annual grant for Mr. Vakoutis, President and Chief Executive Officer was equal to the ratio of the average market price of $28.60 to 125 percent of his base salary.

Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code of 1986, as amended, sets a $1.0 million limit on the amount of deductible compensation that can be paid in any year to an executive officer of the Company. "Qualified performance-based compensation" (as defined under Section 162(m)) is excluded from the calculation of this $1.0 million limit. Although the Committee does not believe that the annual compensation for 162(m) purposes for any of the Company's executive officers will exceed $1.0 million in fiscal 1997, the Company has taken the necessary steps to allow stock options granted under the 1991 Stock Option Plan to qualify as "qualified performance-based compensation" and so be excluded from this calculation.

Members of the Compensation and Stock Option Committee:

Daniel A, Gregorie, MD, Chairman
Lawrence Hoff, Member
Gerard Moufflet, Member

           STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of Common Stock of the Company as of March 15, 1999 with respect to (1) each person who owned of record or was known by the Company to own beneficially more than 5 percent of the issued and outstanding shares of Common Stock, (2) each director, (3) each named executive officer, and (4) all directors and executive officers as a group. The persons named in the table below have sole voting and investment power with respect to all shares of common stock shown by their names below.

                                                                             Percentage of
                                               Amount and Nature             Common Stock
Name and Address                          of Beneficial Ownership            Outstanding
-----------------------------------------------------------------------------------------
Timothy I. Maudlin........................          12,500 (1)                  *
Gerardo Canet.............................          16,417 (2)                  *
Daniel A. Gregorie, MD....................           8,582 (3)                  *
Howard Jones..............................          45,749 (1)                  *
Lawrence Hoff.............................          12,600 (4)                  *
Lawrence J. Stuesser, Jr..................          38,500 (5)                  *
John Vakoutis.............................         128,332 (1)                  1.2%
Gerard Moufflet...........................          22,500 (6)                  *
John C. Prior.............................          36,458 (7)                  *
Carol Gleber..............................          31,222 (1)                  *
William C. Tella..........................          25,336 (8)                  *
All directors and executive officers as
    a group (13 persons)..................         400,325 (9)                  3.7%

* Ownership does not exceed 1%

(1)  Represents shares subject to currently exercisable options.

(2)  Includes 10,417 shares subject to current exercisable options.

(3)  Includes 7,082 shares subject to currently exercisable options.

(4)  Includes 12,500 shares subject to currently exercisable options.

(5)  Includes 37,500 shares subject to currently exercisable options.

(6)  Includes 12,500 shares subject to currently exercisable options.

(7)  Includes 31,875 shares subject to currently exercisable options.

(8)  Includes 24,595 shares subject to currently exercisable options.

(9) Includes 376,401 shares subject to currently exercisable options by all directors and executive officers as a group. Does not include 580,510 shares currently unexercisable by directors and officers as a group.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and all persons who beneficially own more than ten percent of the outstanding shares of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of such Common Stock. Directors, executive officers and ten percent or more beneficial owners are also required to furnish the Company with copies of all Section 16(a) reports filed. Based solely on a review of the copies of such forms and certain representations, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and ten percent shareholders were in compliance.


                                  OTHER ACTION

        The Board of Directors of the Company is not aware at this time of any other matters which will be presented for action at the Meeting. However, if any matters other than those referred to above properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

                              STOCKHOLDER PROPOSALS

        Proposals of stockholders intended to be presented at the 2000 Annual Meeting of the Stockholders of the Company must be received by the Company no later than December 24, 1999 in order to qualify for inclusion in the Proxy Statement and form of Proxy relating to that meeting. If the Company does not receive notice of any other stockholder proposal to be presented at the 2000 Annual Meeting before March 27, 2000, then the persons named in the proxy solicited by the Board for that meeting will be allowed to exercise discretionary voting power to vote on that proposal.

                          NO INCORPORATION BY REFERENCE

        The information under the headings "Performance Graph" and "Compensation Committee Report on Executive Compensation" shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the information by reference, and shall not otherwise be deemed filed under such acts.

                              INDEPENDENT AUDITORS

        Ernst & Young LLP has acted as independent auditors for the Company since September 1986. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

                             SOLICITATION STATEMENT

        The cost of this solicitation of proxies will be borne by the Company. Solicitation will be made primarily by mail, but regular employees of the Company may solicit proxies personally, by telephone or telegram. Brokers, nominees, custodians and fiduciaries have been requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Company will reimburse such parties for their reasonable charges and expenses in connection therewith.

Hauppauge, New York                           By Order of the Board of Directors
April 27, 1999


                                              /s/  John C. Prior
                                              ------------------
                                                   JOHN C. PRIOR
                                                   Secretary